Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
KVH Industries, Inc.:
We consent to the use of our reports dated April 2, 2013 with respect to the consolidated balance sheets of KVH Industries, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and accumulated other comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated by reference herein.
Our report dated April 2, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012 expresses an opinion that KVH Industries, Inc. did not maintain effective internal control over financial reporting as of December 31, 2012 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to control activities over the execution of wire transfers, approval of cash disbursements and other purchase transactions and review and approval of manual journal entries has been identified and included in management's assessment.
/s/ KPMG LLP
Providence, RI
August 9, 2013